Exhibit 99.1

  American Technical Ceramics Corp. Announces Fourth Quarter Financial Results

    HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--Sept. 9, 2004--American Technical Ceramics Corp. (AMEX Symbol: AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced financial results for the fourth quarter and the fiscal year ended June 30, 2004.
    Net sales for the quarter ended June 30, 2004 increased 45% to $19,009,000 from $13,070,000 in the comparable quarter in fiscal year 2003. Net income amounted to $3,090,000, or approximately $0.38 per common share and $0.36 per common share assuming dilution, for the quarter ended June 30, 2004, compared with a net loss of $210,000, or approximately ($0.03) per common share and common share assuming dilution, for the comparable quarter ended June 30, 2003.
    Net sales for the fiscal year ended June 30, 2004 increased 25% to $61,183,000 from $49,048,000 in fiscal year 2003. Net income amounted to $2,176,000, or approximately $0.27 per common share and $0.25 per common share assuming dilution, for the fiscal year ended June 30, 2004, compared with a net loss of $501,000, or approximately ($0.06) per common share and common share assuming dilution, for the fiscal year ended June 30, 2003.
    Management stated that the significant improvement in sales was due to both improved business conditions and increased market share across all product lines and in all of the markets the Company serves, particularly the wireless infrastructure and semiconductor equipment markets. The wireless infrastructure market traditionally has been the Company's largest market. Profit improvements were also driven by gross profit margin increases which resulted primarily from the ability to run production at higher more efficient volumes, in part due to the reengineering efforts previously implemented by the Company, and comparatively lower inventory reserve requirements as a result of the significant increase in bookings.
    Bookings for the fourth quarter increased to $20,336,000, an increase of 9% over the immediately preceding quarter, and an increase of 77% over the comparable period in the previous fiscal year. Bookings for the full year increased 34% over the prior fiscal year. Improvement was evident in most of the Company's major product lines and markets, particularly in the wireless infrastructure and semiconductor equipment markets.
    Victor Insetta, President and Chief Executive Officer of the Company, stated, "We are very pleased with the results for the quarter and the full year. Our program of investments has improved our customer service and product delivery capabilities. This, in turn, has enabled us to meet our customers' requirements as demand in our core markets surged."
    Mr. Insetta added, "Bookings have increased in each of the last four quarters over the sequential quarter. When periods of rapid growth follow an extended downturn, customers tend to balance their inventories and production lines. While we expect that this will result in lower bookings and net sales in the first quarter compared to last quarter which, in turn, will diminish our first quarter's results, we also expect our first quarter's bookings and net sales to be up substantially compared to the comparable quarter in the prior fiscal year. We foresee improvements in bookings and sales as the year progresses. In short, we believe fiscal year 2005 will be a good year for ATC."
    The Company invites you to participate in its upcoming conference call with management. The details are as follows:


                      Friday, September 10, 2004
                        11:00 A.M. Eastern Time
                      TOLL FREE CALL IN NUMBERS:
          800-901-5231 (USA) and 617-786-2961 (International)
                           Passcode 26131017

    A replay of the call will be available for approximately two weeks beginning shortly after the call ends. The numbers to call to hear the replay are (888) 286-8010 (USA) and (617) 801-6888 (International).
The access code is 88172070.
    A live webcast of the call will begin at 11:00 a.m., Eastern Time, on Friday, September 10, 2004. To access the webcast, go to the Company's website, www.atceramics.com, and click on the webcast icon in the Investor Relations section. This webcast will be available for two weeks.
    American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

    This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause the Company's actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.



          American Technical Ceramics Corp. and Subsidiaries
                 (in thousands, except per share data)

              Condensed Consolidated Balance Sheet Data
----------------------------------------------------------------------
                                                   June 30,   June 30,
                                                    2004       2003
                                                  ---------- ---------
Cash and Investments                                 $7,042   $11,696
Accounts Receivable                                  10,563     6,721
Inventories                                          22,268    15,144
Current Assets                                       43,515    36,337
Total Assets                                         69,853    63,548
Current Liabilities                                   8,615     5,005
Total Liabilities                                    15,026    11,595
Total Stockholders' Equity                           54,827    51,953


         Condensed Consolidated Statement of Operations Data
----------------------------------------------------------------------
                                                  Three Months Ended
                                                ----------------------
                                                 June 30,    June 30,
                                                   2004        2003
                                                -----------  ---------
Net Sales                                          $19,009    $13,070
Gross Profit                                         8,605      3,509
Operating Income/(Loss)                              3,555       (352)
Net Income/(Loss)                                    3,090       (210)
Income/(Loss) Per Share:
    Basic                                            $0.38     $(0.03)
    Diluted                                          $0.36     $(0.03)
Weighted Average Common Shares Outstanding:
    Basic                                            8,181      8,078
    Diluted                                          8,639      8,078


         Condensed Consolidated Statement of Operations Data
----------------------------------------------------------------------
                                                   Fiscal Year Ended
                                                 ---------------------
                                                  June 30,   June 30,
                                                     2004       2003
                                                 ----------- ---------
Net Sales                                           $61,183   $49,048
Gross Profit                                         20,437    14,332
Operating Income/(Loss)                               2,528      (755)
Net Income/(Loss)                                     2,176      (501)
Income/(Loss) Per Share:
    Basic                                             $0.27    $(0.06)
    Diluted                                           $0.25    $(0.06)
Weighted Average Common Shares Outstanding:
    Basic                                             8,132     8,074
    Diluted                                           8,583     8,074




    CONTACT: American Technical Ceramics Corp.
             Kathleen M. Kelly, 631-622-4710
             invest@atceramics.com
             or
             The Global Consulting Group
             Allan Jordan, 646-284-9400
             ajordan@hfgcg.com